Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES SECOND QUARTER and YEAR TO DATE FISCAL 2010 RESULTS
     Southampton, PA, October 14, 2009 – Environmental Tectonics Corporation (OTC Bulletin Board: ETCC) (“ETC” or the “Company”) today announced financial results for the second quarter and the first six months of fiscal 2010 which ended on August 28, 2009.
     The reader is referred to the Company’s Quarterly Report on Form 10-Q for the period ended August 28, 2009, filed on October 13, 2009, for additional information on the Company’s financial results.
     Thirteen weeks ended August 28, 2009 compared to thirteen weeks ended August 29, 2008
Net Income
          The Company had a net income of $1,249,000 or $0.09 (basic) and $.06 (diluted) per share during the second quarter of fiscal 2010 compared to a net loss of $(1,593,000), or ($0.20) per share (basic and diluted), for the second quarter of fiscal 2009, representing an improvement of $2,842,000 in net income. The improvement reflected a significant increase in gross profit on an increase in sales and favorable product mix coupled with lower research and development and interest expenses. Acting as partial offsets were higher selling, general and administrative expenses and a loss on extinguishment of debt relating to a non-cash charge associated with a refinancing transaction (the “Lenfest Financing Transaction”) which occurred in July 2009.
Sales
     Sales for the second quarter of fiscal 2010 were $9,860,000 as compared to $8,724,000 for the second quarter of fiscal 2009, an increase of $1,136,000 or 13.0%. Significant increases were realized in the U.S. Government and International areas which were partially offset by a decline in domestic sales.
Domestic Sales
     Domestic sales in the second quarter of fiscal 2010 were $2,877,000 as compared to $4,322,000 in the second quarter of fiscal 2009, a decrease of $1,445,000 or 33.4%, reflecting significant decreases in all product lines except sterilizers and entertainment. Environmental products (down $900,000, 72.6%) in the prior period benefited from significant work on a large domestic automotive contract which was basically completed last year. Environmental products, whose domestic commercial market is primarily automotive, suffered from the severe contraction of the three major U.S. car manufacturers. Hyperbaric products (down $988,000, 77.4%) reflected the impact of the current economic downturn. Simulation (down $280,000, 77.0%) performance was down from the prior period as the prior period included significant work on an ADMS product for New York City. Domestic sales represented 29.2% of the Company’s total sales in the second quarter of fiscal 2010, as compared to 49.5% for the second quarter of fiscal 2009.
     U.S. Government sales in the second quarter of fiscal 2010 were $1,676,000 as compared to $386,000 in the second quarter of fiscal 2009, an increase of $1,290,000, or 334.2%, and represented 17.0% of total sales in the second quarter of fiscal 2010 versus 4.4% for the second quarter of fiscal 2009. Significant increases were evidenced in aircrew training systems sales primarily due to a large U.S. Navy disorientation device contract and environmental sales on a chamber contract with the U.S. Army.
International Sales
     International sales, which includes sales in the Company’s Polish subsidiary, for the second quarter of fiscal 2010 were $5,307,000 as compared to $4,016,000 in the second quarter of fiscal 2009, an increase of $1,291,000 or 32.1%, and represented 53.8% of total sales, as compared to 46.1% in the second quarter of fiscal 2009. The favorable international performance reflected higher simulation sales (up $1,437,000), and higher aircrew training systems sales (up $323,000, 15.4%), both primarily for contracts in the Middle East.
Gross Profit
     Gross profit for the second quarter of fiscal 2010 was $4,956,000 as compared to $2,042,000 in the second quarter of fiscal 2009, an increase of $2,914,000 or 142.7%. The favorable performance reflected the sales increase coupled with a significant 26.9 percentage point increase in the rate as a percentage of sales. The gross margin dollar increase followed the sales increase in both governmental and international sales partially offset by the reduction in domestic sales. Gross profit as a percentage of sales was 50.3% for the second quarter of fiscal 2010, compared to 23.4% for the prior period. Favorable gross profit rates as a percentage of revenues were evidenced in all geographic categories with domestic up 12.6 percentage points (sterilizers were the primary contributor), U.S. government up 46.9 percentage points (ATS increased most significantly), and international up 38.5 percentage points (reflecting ATS and simulation).
Selling and Administrative Expenses
          Selling and administrative expenses for the second quarter of fiscal 2010 were $2,838,000 as compared to $2,755,000 in the second quarter of fiscal 2009, an increase of

$83,000 or 3.0%. The increase reflected increased commissions on the higher sales level and the mix of contracts.
Research and Development Expenses
          Research and development expenses were $227,000 for the second quarter of fiscal 2010 as compared to $404,000 for the second quarter of fiscal 2009. The reduction reflected a difference in government grants in the Company’s Turkish subsidiary between the two periods.
Interest Expense
          Interest expense for the second quarter of fiscal 2010 was $350,000 as compared to $434,000 for the second quarter of fiscal 2009, representing a decrease of $84,000 or 19.4%. The decrease reflected the impact of the exchange of subordinated debt for preferred stock under the Lenfest Financing Transaction.
Other Income/Expense
          Other income/expense, net, was a net expense of $66,000 for the second quarter of fiscal 2010 versus a net expense of $50,000 for the second quarter of fiscal 2009.
Loss on Extinguishment of Debt
          The Company recorded a loss on extinguishment of debt of $224,000 related to the Lenfest Financing Transaction.
Income Taxes
   Due to the utilization of net operating loss carry forwards available (which were approximately $39.8 million as of February 27, 2009) the Company has not recorded a current income tax provision.
     Twenty six weeks ended August 28, 2009 compared to twenty six weeks ended August 29, 2008
Net Income
          The Company had a net income of $2,019,000 or $0.15 (basic) and $0.09 (diluted) per share during the first half of fiscal 2010 compared to a net loss of $(3,082,000), or ($0.39) per share (basic and diluted), for the first half of fiscal 2009, representing an improvement of $5,101,000, or 165.5% in net income. The improvement reflected a significant improvement in gross profit on slightly higher sales coupled with reduced operating expenses. Acting as a partial offset were higher other expenses and a loss on extinguishment of debt relating to a non-cash charge associated with the Lenfest Financing Transaction.
Sales
     Sales for the first half of fiscal 2010 were $19,441,000 as compared to $18,699,000 for the first half of fiscal 2009, an increase of $742,000 or 4.0%. Significant increases were realized in the U.S. Government and International areas which were partially offset by a decline in domestic sales.
Domestic Sales
     Domestic sales in the first half of fiscal 2010 were $4,836,000 as compared to $9,644,000 in the first half of fiscal 2009, a decrease of $4,808,000 or 49.9%, primarily reflecting significant decreases in the environmental (down $2,402,000, 77.1%), hyperbaric (down $1,619,000,

63.8%) and sterilizer (down $851,000, 32.2%) product lines. Environmental products in the prior period benefited from significant work on a large domestic automotive contract which was basically completed last year. Additionally, given that the environmental products domestic commercial market is primarily automotive, this product line has suffered from the severe contraction of the three major U.S. car manufacturers. Hyperbaric and sterilizer products performance both reflected the impact of the current economic downturn. Domestic sales represented 24.9% of the Company’s total sales in the first half of fiscal 2010, as compared to 51.6% for the first half of fiscal 2009.
     U.S. Government sales in the first half of fiscal 2010 were $3,512,000 as compared to $1,377,000 in the first half of fiscal 2009, an increase of $2,135,000, or 155.0%, and represented 18.1% of total sales in the first half of fiscal 2010 versus 7.4% for the first half of fiscal 2009. Significant increases were evidenced in aircrew training systems sales primarily due to a large U.S. Navy disorientation device contract and environmental sales on a chamber contract with the U.S. Army.
International Sales
     International sales, which include sales in the Company’s Polish subsidiary, for the first half of fiscal 2010 were $11,093,000 as compared to $7,678,000 in the first half of fiscal 2009, an increase of $3,415,000 or 44.5%, and represented 57.0% of total sales, as compared to 41.0% in the first half of fiscal 2009. The favorable international performance primarily reflected higher simulation sales (up $2,573,000), and higher aircrew training systems sales (up $985,000, or 20.6%), both primarily for contracts in the Middle East.
Gross Profit
     Gross profit for the first half of fiscal 2010 was $9,383,000 as compared to $4,537,000 in the first half of fiscal 2009, an increase of $4,846,000 or 106.8%. The favorable performance reflected the sales increase coupled with a significant 24.0 percentage point increase in the rate as a percentage of sales. The gross margin dollar increase followed the sales increase in both governmental and international sales partially offset by the reduction in domestic sales. Favorable gross profit rates as a percentage of revenues were evidenced in all geographic categories with domestic up 9.7 percentage points, U.S. government up 27.3 percentage points (ATS increased most significantly), and international up 35.8 percentage points (reflecting increases in ATS and simulation).
Selling and Administrative Expenses
          Selling and administrative expenses for the first half of fiscal 2010 were $5,694,000 as compared to $6,068,000 in the first half of fiscal 2009, a decrease of $374,000 or 6.2%. The decrease reflected reduced legal expenses partially offset by increased commissions on the higher sales level and mix of contracts.
Research and Development Expenses
          Research and development expenses, which are charged to operations as incurred, were $455,000 for the first half of fiscal 2010 as compared to $699,000 for the first half of fiscal 2009. The reduction reflected a difference in government grants in the Company’s Turkish subsidiary between the two periods.

Interest Expense
          Interest expense for the first half of fiscal 2010 was $866,000, basically equal to the prior period expense of $870,000 for the first half of fiscal 2009. The current period expense reflected a $2.5 million increase in borrowings which was partially offset by reduced interest expense on the Company’s subordinated debt. The decrease reflected the impact of the exchange of subordinated debt for preferred stock under the Lenfest Financing Transaction.
Other Income/Expense, Net
          Other income/expense, net, was a net expense of $121,000 for the first half of fiscal 2010 versus a net income of $11,000 for the first half of fiscal 2009. The prior period included proceeds from a property damage claim.
Loss on Extinguishment of Debt
          The Company recorded a loss on extinguishment of debt of $224,000 related to the Lenfest Financing Transaction.
Income Taxes
   Due to the utilization of net operating loss carry forwards available (which were approximately $39.8 million as of February 27, 2009) the Company has not recorded a current income tax provision.
     Thirteen weeks ended August 28, 2009 compared to thirteen weeks ended August 29, 2008

	Summary Table of Results
	13 weeks ended	13 weeks ended	Variance	Variance
	August 28, 2009	August 29, 2008	$	%
	(amounts in thousands)		( )=Unfavorable
Sales:
Domestic	$2,877	$4,322	$(1,445)	(33.4)%
US Government	1,676	386	1,290	334.2%
International	5,307	4,016	1,291	32.1%

Total Sales	9,860	8,724	1,136	13.0%

Gross Profit	4,956	2,042	2,914	142.7%
Selling, general & administrative	2,838	2,755	(83)	(3.0)%
Research & development	227	404	177	43.8%

Operating profit (loss)	1,891	(1,117)	3,008	269.3%
Interest expense, net	350	434	84	19.4%
Other expense, net	66	50	(16)	(32.0)%

	Summary Table of Results
	13 weeks ended	13 weeks ended	Variance	Variance
	August 28, 2009	August 29, 2008	$	%
	(amounts in thousands)		( )=Unfavorable
Loss on extinguishment of debt	224	0	(224)	—
Noncontrolling interest	2	(8)	(10)	(125.0)%

Net income (loss)	$1,249	($1,593)	$2,842	178.4%
Net income (loss) per common share-basic	$0.09	($0.20)	$0.29	145.0%
Net income (loss) per common share-diluted	$0.06	($0.20)	$0.26	130.0%
Weighted average shares-basic	9,069,000	9,035,000
Weighted average shares-diluted	21,122,000	9,035,000

     Twenty-six weeks ended August 28, 2009 compared to twenty-six weeks ended August 29, 2008

	Summary Table of Results
	26 weeks ended	26 weeks ended	Variance	Variance
	August 28, 2009	August 29, 2008	$	%
	(amounts in thousands)		( ) =Unfavorable
Sales:
Domestic	$4,836	$9,644	$(4,808)	(49.9)%
US Government	3,512	1,377	2,135	155.0%
International	11,093	7,678	3,415	44.5%

Total Sales	19,441	18,699	742	4.0%

Gross Profit	9,383	4,537	4,846	106.8%
Selling, general and administrative	5,694	6,068	374	6.2%
Research and development	455	699	244	34.9%

Operating profit (loss)	3,234	(2,230)	5,464	245.1%
Interest expense, net	866	870	4	0.6%
Other expense (income), net	121	(11)	(132)	(1,300.0)%
Loss on extinguishment of debt	224	0	(224)	—
Noncontrolling interest	4	(7)	(11)	(157.1)%

Net income (loss)	$2,019	($3,082)	$5,101	165.5%
Net income (loss) per common share-basic	$0.15	($0.39)	$0.54	138.5%
Net income (loss) per common share-diluted	$0.09	($0.39)	$0.48	123.1%
Weighted average shares-basic	9,063,000	9,035,000
Weighted average shares-diluted	21,266,000	9,035,000

     William F. Mitchell, ETC’s President and Chairman, stated, “This financial report reflects the significant impact of the refinancing with H.F. ‘Gerry’ Lenfest which was approved at our stockholders meeting on July 2, 2009. This transaction transformed ETC into a Company with positive equity, increased our bank facility by $5 million, and provided access through Gerry for an additional $7.5 million to finance some of our existing and potential large U.S. Government contracts. Gerry has been a long time supporter, investor and valued member of our Board of Directors and we all here at ETC wholeheartedly thank him for his support.
     “The operating results for the quarter and this fiscal year-to-date are very encouraging. Both our sales performance and gross margins are up from the prior period. This is remarkable given the general state of the global and domestic economies and the budget constraints of most of the world’s defense agencies.
     “In my opinion, our performance reflects our almost obsessive focus on technology, quality and customer service. I feel there will always be a receptive market for ‘best of the breed’ products and applications. I started ETC 40 years ago in my living room and last month we commemorated 40 years of industry innovation. To our highly talented and creative staff here at ETC, this achievement is as much a door to the future as to the past.”
          ETC was incorporated in 1969 in Pennsylvania and this year we have celebrated our 40th anniversary. Our core technologies include the design, manufacture and sale of Training Services (TSG) which includes (1) software driven products and services used to create and monitor the physiological effects of flight; (2) high performance jet tactical flight simulation, and; (3) driving and disaster simulation systems, and Control Systems (CSG) which includes: (1) steam and gas sterilization; (2) testing and simulation devices for the automotive industry, and; (3) hyperbaric and hypobaric chambers. Product categories included in TSG are Aircrew Training Systems (ATS) and flight simulators, disaster management systems and entertainment applications. CSG includes sterilizers, environmental control devices and hyperbaric chambers along with parts and service support.
          This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on ETC’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about ETC and its subsidiaries that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
          These forward-looking statements include statements with respect to the Company’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the company, including but not limited to, (i) potential additional funding by H.F. Lenfest, a member of our Board of Directors and a significant shareholder, and PNC Bank, (ii) the trading of the Company’s common stock on the Over-the-Counter Bulletin Board (iii) projections of revenues, costs of materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, capital structure, other financial items and the effects of currency fluctuations, (iv) statements of our plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities, (v) statements of future economic performance, (vi) statements of assumptions and other statements about the Company or its business, (vii) statements made about the possible outcomes of litigation involving the Company, (viii) statements regarding the Company’s ability to obtain financing to support its operations and other expenses, and (ix) statements preceded by, followed by or that include the words, “may,” “could,” “should,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or the negative of such terms or similar expressions. These forward-looking statements involve risks and uncertainties which are subject to change based on various important factors. Some of these risks and uncertainties, in whole or in part, are beyond the Company’s control. Factors that might cause or contribute to such a material difference include, but are not limited to, those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2009, in the section entitled “Risks Particular to Our Business.” Shareholders are urged to review these risks carefully prior to making an investment in the Company’s common stock.
          The Company cautions that the foregoing list of important factors is not exclusive. Except as required by federal securities law, the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
Contact: Duane D. Deaner, CFOTel: 215-355-9100      (ext. 1203)          Fax: 215-357-4000
ETC — Internet Home Page:            http://www.etcusa.com